Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of American National Investment Accounts, Inc., on Form N-14 of our report dated February 18, 2008, on our audits of the financial statements and financial highlights of the American National Small-Cap/Mid-Cap Portfolio and the American National Growth Portfolio (two series of American National Investment Accounts, Inc.) as of December 31, 2007, and for the years ended
December 31, 2007 and 2006, which report is incorporated by reference into this Registration Statement. We also consent to the references to the references to our firm under the caption "Financial Statements and Experts."

BKD, LLP
/s/  BKD, LLP
Houston, Texas
October 6, 2008